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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Preview Systems Sets Time and Date for Stockholder Meeting

SUNNYVALE, CA, May 25, 2001—Preview Systems, Inc. (NASDAQ:PRVW) a commerce platform and services provider for the secure delivery of digital goods over the Internet, today announced that it will hold its annual stockholders meeting on Friday, July 13, 2001 at 8:00am PDT at the Marriott Hotel, 2700 Mission College Blvd., Santa Clara, California 95054. The company also announced that it will shortly file a preliminary proxy statement with the SEC describing matters to be acted upon by stockholders.

About Preview Systems:

    Preview Systems' digital rights commerce platform enables service providers and content producers to sell digital goods over the Internet legally and securely. Headquartered in Sunnyvale, Calif., the company's customers include a network of software publishers, distributors, service providers, resellers and hardware manufacturers. For more information, please visit the Preview Systems Web site at http://www.previewsystems.com.

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Copyright © 2000 Preview Systems, Inc. Preview Systems and the Preview Systems logo are trademarks or registered trademarks of Preview Systems, Inc.

    This press release contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors created by this section. These forward-looking statements include our strategies, intentions and statements containing the words "believe," "anticipate," "expect," and similar words. We wish to caution you that these statements are only predictions and that the transactions described in this press release and the documents referred to in this press release are subject to substantial risk of noncompletion. No assurance can be given that Preview will be successful in pursuing to conclusion the sale of assets to Aladdin, or that such a transaction and a subsequent winding-down of Preview's operations would actually increase stockholder value. Furthermore, no assurance can be given that stockholders will give necessary approvals to the winding down of the company, or that if such winding down is approved, that any stockholder will receive any distributions, or that if a distribution is made to stockholders, that such distribution will be in an amount equal to or greater than the amount a stockholder paid for shares of our Common Stock. Other important factors affecting Preview include our ability to retain key employees through the transition period between the signing of the agreement with Aladdin and the closing of the sale of our assets; our ability to support those customers that we have retained; delay and or additional costs associated with compliance or failure to comply with rules and regulations associated with our sale of technology assets to a purchaser in another country, Israel; costs incurred if the sale of our assets is terminated due to a superior proposal or the failure of Preview to obtain stockholder approval for the sale of assets or other material contingencies provided for in the sale of assets; the failure of the sale of assets to be consummated; the failure of estimates of net proceeds from the sale of assets to be realized by Preview stockholders; amendment, delay in implementation or termination of any plan to wind down Preview; the liability of Preview's stockholders for Preview's liabilities in the event contingent reserves are insufficient to satisfy such liabilities; the risks posed by the large numbers of patents and frequent litigation based on patent and intellectual property infringement which characterizes our industry and which might become more prevalent following our announcement of this transaction; we have in the past been, and expect to continue to be, subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of third-party intellectual property rights. We expect to recognize little or no revenue following the sale of assets contemplated in this transaction. Further, the stock market has recently experienced record volatility. In general, market prices for Internet-related companies and, in particular, our stock has experienced extreme fluctuations. The matters discussed in this press release involve additional risks and uncertainties described from time to time in our press releases and filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2000, including our recently filed Form 10-K/A and our quarterly reports on Form 10-Q. We assume no obligation to update the forward-looking information contained in this press release.

Contacts:

Preview Systems Media Contact:	Preview Systems Investor Contact:
Olivia Horoshko	Erik Knettel
Alexander Ogilvy Public Relations	Thomson Financial / Carson
415-644-3045	212-701-1963
ohoroshko@alexanderogilvy.com	erik.knettel@tfn.com

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EXHIBIT 99.1
Preview Systems Sets Time and Date for Stockholder Meeting